EXHIBIT 10.1

Amendment No. 1 to the
Pfizer Supplemental Savings Plan (the “PSSP”)
(Amended and Restated as of January 1, 2016)

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(New material underlined twice; deletions crossed out)

1.	Section 6.6 is amended to read as follows:

6.6    Distributions upon Death. Notwithstanding any elected Payment Option or deemed elected Payment Option made (or deemed made) by the Member, if a Member dies before distribution of his or her Account balance has begun, any remaining balance shall be distributed in a lump sum payment to the Member’s Beneficiary the January following the calendar year in which the Member’s death occurs. The immediately preceding sentence also applies with respect to amounts accrued under the Pharmacia Savings Plus Plan (as adjusted for earnings and losses) other than Grandfathered Amounts under that plan. In addition, any Active Death Benefit SERP Transfer shall be distributed in a lump sum payment to the Member’s Beneficiary the January following the calendar year in which the Member’s death occurs; provided, however, that if the Active Death Benefit SERP Transfer to the Plan occurs after the January following the calendar year in which the Member’s death occurs, such amount shall be distributed immediately. Notwithstanding any of the foregoing, the entire Account balance shall be distributed no later than the December 31 of the year following the Member’s date of death.

2.	New Appendix D is added to read as follows:
APPENDIX D
SPECIAL PROVISIONS APPLICABLE TO ANACOR PHARMACEUTICALS, INC., LEGACY EMPLOYEES

Effective as of the “Closing Date” as defined pursuant to the certain Agreement and Plan of Merger, dated May 14, 2016, by and between Anacor Pharmaceuticals, Inc., Pfizer Inc., and Quattro Merger Sub, Inc., a wholly-owned subsidiary of Pfizer, (the “Merger Agreement”), providing for a tender offer by the Merger Sub followed by which the Merger Sub was merged with and into the Company with the Company remaining as the surviving corporation (the “Merger”) on the “Closing Date” as defined in the Merger Agreement, Anacor Pharmaceuticals, Inc. was acquired by Pfizer. This Article XXIX sets out the additional provisions that apply to certain participants in the PSP who were employees employed by Anacor in the United States immediately prior to the Closing Date (the “Legacy Anacor Employees”):

1.
Legacy Anacor Employees active on September 1, 2017 shall be eligible to participate in the Plan on and after September 1, 2017. Rules for the crediting of years of service for Legacy Anacor Employees are set forth in the Qualified Plan in Article XXIX.

2.
The definition of Regular Earnings under the Plan shall have the meaning as set forth in the Qualified Plan, except that for clarification purposes, with respect to Legacy Anacor Employees who are eligible to defer their bonus under the Pfizer Deferred Compensation Plan, the limitations on the definition of Regular Earnings for any Legacy Anacor Employee set forth in Article XXIX of the Qualified Plan shall also include any deferred bonuses.